ML MASTER SMALL CAP GROWTH PORTFOLIO

FILE # 811 - 9049

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
1/13/2006	Pinnacle Entertainment	40,900	6,000,000

Lehman Brothers

Deutsche Bank

Bear Stearns & Co.

Merrill Lynch

JP Morgan

SG Americas Securities

Wachovia Capital

Wells Fargo Securities

Crowell, Weedon & Co

CRT Capital Group

Davenport & Co

Sterne, Agee & Leach, Inc.

1/25/2006	Chipotle	5,700	7,878,788

Morgan Stanley

SG Cowen & Co.

Banc of America

Citigroup

JPMorgan

Merrill Lynch

AG Edwards & Sons

RBC Capital Markets

SunTrust Capital

Wachovia Capital

M.R. Bell & Co.

Samuel A. Ramirez & Co.

Muriel Siebert & Co.

The Williams Capital Grp.